Exhibit 99.2

FINAL TRANSCRIPT

EPIC—Q3 2009 Epicor Software Earnings Conference Call

Event Date/Time: Oct. 29. 2009 / 5:00PM ET

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FINAL TRANSCRIPT

Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software - DIR

George Klaus

Epicor Software - Chairman, President & CEO

Mike Pietrini

Epicor Software - EVP & CFO

John Hiraoka

Epicor Software - SVP & Chief Marketing Officer

CONFERENCE CALL PARTICIPANTS

Richard Baldry

Canaccord Adams - Analyst

Peter Goldmacher

Cowen & Company - Analyst

Horacio Zambrano

Jefferies & Company - Analyst

Mark Schappel

Benchmark Capital - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Epicor’s third quarter 2009 earnings conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I’d like to turn the conference over to Mr. Damon Wright. Please go ahead, sir.

Damon Wright - Epicor Software - DIR

Thank you, Shannon. And good afternoon to those of you joining us on the call and on the webcast. We do appreciate you all joining us today to discuss Epicor’s third quarter financial results. A press release issued this afternoon detailing these results may be accessed on our website at www.epicor.com under the Investors section.

Joining us on today’s call to comment on the third quarter results are George Klaus, Epicor’s Chairman, President and CEO, and Mike Pietrini, Executive Vice President and CFO. Russ Clark, our Senior Vice President and Principal Accounting Officer and John Hiraoka, our Senior Vice President and Chief Marketing Officer, are also on the call to participate in the Q-and-A session. George will begin the call with a few comments, followed by Mike who will discuss certain financial results and trends in our business in more detail.

Prior to beginning, I’d appreciate your patience as I review our Safe Harbor statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the company’s expected revenue, earnings and other financial results as well as new product releases and other statements that are not historical facts. The actual results may different materially from those expressed or implied in the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2008.

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Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Today’s comments will also include a discussion of certain non-GAAP financial measures such as adjusted EBITDA, free cash flow and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the company’s non-GAAP and GAAP results are included in our SEC filings and also in our earnings release.

With that, I would now like to turn the call over to George. George?

George Klaus - Epicor Software - Chairman, President & CEO

Thank you, Damon, and thank you to everyone on the call and the webcast for joining us today.

I am pleased to report another positive quarter for Epicor as we continue to execute the stated financial objectives we have provided to our shareholders. Total revenues were above the midpoint of the guidance we provided in July, and our non-GAAP earnings exceeded the top end of our guidance by 30%. As we committed, third quarter consulting margins once again increased sequentially, exceeding our near-term margin target of 20%.

The continued improvement in consulting margins was driven by improved utilization rates which benefited from the start of several large implementations in the third quarter. It is significant that we were able to improve utilization in a seasonally slow quarter, especially for our international business, given the extended summer holidays generally taken by most European companies.

As we projected on our last call, maintenance revenues appear to have bottomed for the year in the first and second quarter. In Q3, we saw solid sequential growth of nearly $1 million in maintenance revenues supported by continued strong retention rates of 94% for our ERP products and 100% for our retail products.

We also won back 129 customers who renewed expired maintenance contracts, which represents more than $2 million in incremental annual maintenance revenue going forward. We continue to see strong demand for Epicor 9, which represented approximately 75% of our new-name sales in the third quarter, up from 65% in Q2. In total, we added 86 new-name customers in the third quarter, bringing our total new-name customers through September 30th to nearly 300 for the year.

We have shipped Epicor 9 to more than 250 new-name customers since going GA in December of last year. We have also shipped Epicor 9 to more than 400 existing customers and to more than 120 partners around the world. We currently have over 50 customers live on Epicor 9, more than double the amount we had when we talked to you in July. And we expect this number to at least double again by the end of this year.

Epicor 9 continues to open up new opportunities that we could not have competed for with our past products. Our new global financial suite allowed us to win several financials-only deals, plus we secured wins in complex distribution and supply chain management opportunities. These are contracts for which we would not have normally been considered prior — been considered able to compete in prior to our Epicor 9 product. The added functionality for Epicor 9 enabled us to further extend our international presence as we have now won contracts with Epicor 9 in 15 new countries, adding another new country in the third quarter.

As you know, winning the first new customer in any country is always the most challenging. During the third quarter, we began to experience the follow-on benefits from those wins as we secured an additional new Epicor 9 customer in five out of the 14 new countries we penetrated earlier in the year.

Our retail business had another positive quarter. Our foresight and investment in adding focus on value oriented and discount retailers continued to pay dividends. Our increased emphasis on selling point solutions with clearly identifiable near-term return on investment also continues to pay off. And these areas led to retail license sales.

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Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Additionally, we are seeing encouraging signs that may indicate the beginning of an overall retail market recovery is coming. During the third quarter, we experienced increased interest from our traditional specialty retail market for complete end-to-end solutions. It is encouraging to see increased activity from this market segment which led to the closing of a couple of large end-to-end license deals in the third quarter.

Our prudent expense management, coupled with our solid revenues, helped lead to adjusted EBITDA margins of approximately 15%, the highest so far this year. Epicor’s executive team carefully managed the areas under their respective control based on our anticipated revenues.

Growing our EBITDA margins remain a primary focus for us, and we expect to see continued improvement in Q4 and throughout 2010. Improving margins generated strong cash flow from operations of approximately $17 million and free cash flow of approximately $11 million during the quarter. Our strong cash generation enabled us to pay down our credit facility by another $6.5 million during the quarter, while increasing our cash balances by nearly $10 million to $95.5 million.

With that said, I’d now like to turn the call over to Mike to cover some additional financial metrics in more detail, after which I will come back with some closing remarks before opening things up for questions. Mike?

Mike Pietrini - Epicor Software - EVP & CFO

Thank you, George. Since we provide detailed financial information in our press release and table, I’m going to focus my prepared remarks on a few key financial highlights from the quarter. We are pleased with our third quarter financial execution in the face of a continued challenging economy and what is seasonally a slow quarter, especially in our international markets.

License revenue was $13.7 million for the quarter, with gross margin hitting a high for the year of 81.8%, based primarily on a more favorable mix of third-party license fees. As George mentioned, we continue to add a significant number of new-name customers every quarter. This bodes very well for Epicor’s future growth prospects as more than 80% of our revenue from the customer comes after the initial license sale. The strong follow-on revenue is one of the reasons new-name business is a primary focus for Epicor and is a driver behind our ability to add nearly 300 new-name customers in the face of a challenging economic environment.

Overall, Q3 is a seasonally slower quarter for license sales. However, America’s ERP and retail each posted solid quarters. Internationally, Asia Pacific, which includes ANZ [ph], also performed well. Europe has been particularly hard hit by the difficult economic conditions. However, during the first half of 2009, we had relatively strong European license sales as Epicor 9 opened additional market opportunity for us, particularly in Eastern Europe. As reflected in our guidance for Q3, we expected Europe to have a relatively weak third quarter. The extended vacation season in most regions significantly delays decisions. And, this quarter was no exception.

Going into the fourth quarter, international pipelines have improved materially in all geographies. As reflected in our Q4 guidance, we believe our international business will track more favorably as it did during the first half of the year.

Now, in reviewing the consulting business, our consulting revenue was $31.7 million, with gross margin hitting a 2009 high of 20.9%, a more than 2 percentage point increase over the second quarter. As George mentioned, utilization rates improved, benefiting from the start of several large projects in Q3 as expected.

As our Epicor 9 pipelines continue to improve throughout the world, we will be selectively adding consultants in certain geographies to address this growing business. This may have a slight impact on utilization rates and could modestly impact Q4 consulting margins.

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Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Turning to maintenance. Last quarter, we communicated that Q1 and Q2 were expected to represent the bottom for maintenance revenues for the year. Our expectations were proven correct as maintenance revenues were up sequentially in Q3 by nearly $1 million to $48.2 million. A portion of the maintenance growth can be attributed to a payment for back maintenance by a large customer which also benefited Q3 maintenance margins, which were up from Q2 by 1 percentage point to 77.7%.

Hardware revenue was $4.9 million, with a gross margin of 14.3%. Overall gross margin, excluding amortization, was 56.8%, growing year over year by more than 6 percentage points. This improvement is a reflection of our focus on expense management as well as a more favorable mix of higher margin revenues. Gross margins also grew sequentially due primarily to the improvement in our consulting margins and a greater percentage of high-margin maintenance revenues.

Now looking quickly at FX impacting the third quarter, we continue to face FX headwinds as the US dollar strengthened over the past year against most foreign currencies. Total revenue was negatively impacted by approximately 2%. On a constant currency basis, third quarter total revenue would have been $100.7 million, with license revenue of $13.9 million, consulting revenue of $32.6 million and maintenance revenue of $49.3 million. Hardware revenue was not impacted by FX movements.

Turning to operating expense, excluding restructuring, total operating expense for the third quarter was down sequentially from Q2, both as a percentage of revenue and in total dollars. As outlined in our Q2 call, we knew the third quarter would be impacted by seasonal slowness. As such, during the third quarter, we took proactive steps to manage our expenses to optimize profitability without jeopardizing our future growth opportunities.

Although third quarter R&D operating expense was down modestly from Q2, we continued to invest in research and development as we enhance Epicor 9 with additional functionality, languages and localizations. We are also investing in industry-specific enhancement that will help us better address markets adjacent to those we currently serve. We continue to invest in all of our product lines as part of our commitment to protect our customers’ investments, a cornerstone to driving our strong maintenance renewal rates.

As George mentioned, our pipelines have strengthened meaningfully going into the fourth quarter. As such, while we expect operating expense, excluding restructuring, to hold relatively steady from Q3 as a percentage of revenue, we will be spending more in absolute dollars. We will invest in additional programs aimed at capitalizing on our Q4 pipelines while also preparing for the opportunities we see emerging in 2010.

As evidenced by our increasing profitability throughout the year, we have taken significant expense out of our operating model. Importantly, we believe we have room to grow our revenues meaningfully while maintaining similar operating expense levels. That said, ultimately, we view Epicor as a growth company. Therefore, we will make targeted investments from time to time, to capitalize on our growth opportunities.

Now looking at some balance sheet metrics, we did an excellent job on collections, even in the face of the weak economic environment, once again collecting more than we sold and bringing in approximately $110 million during the quarter. Our cash and cash equivalents balance as of September 30th grew to $95.5 million. Our debt balance consists primarily of our $230 million obligation to holders of Epicor senior convertible notes and $72.5 million of borrowings under our credit facility.

As announced at the beginning of the month, we took proactive steps to realign our credit facility’s financial covenants with the current state of the economic environment. We were confident in our ability to manage our business within the terms of the previously existing facility. And we did not have any covenant issues in Q3. However, due to the dramatic changes in the economic climate since we first negotiated the facility terms more than 18 months ago, the previous covenants, particularly the fixed charge covenant, were becoming a potential impediment primarily because they were being factored into many of the business decisions we made and were forcing a short-term mentality.

With credit markets easing for quality companies, we were able to proactively negotiate favorable terms for Epicor. We completely eliminated the fixed charge and total leverage financial covenants in favor of minimum profitability and liquidity covenants.

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Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

We believe the new covenants provide significantly more flexibility to operate our business for the near and long-term benefit of our customers, our company and our shareholders. We are very comfortable with our liquidity position and our ability to use our strong cash flows to continue to delever.

Now, highlighting our Q4 guidance. As outlined in our press release, and based on meaningful pipeline improvement, we currently expect Q4 revenue to be in the range of $104 million to $106 million with non-GAAP EPS of $0.13 to $0.15. We are encouraged by the pipeline trends across all our key industry segments and geographies for both the fourth quarter and into 2010, as future pipelines are improving at a greater rate than the prior year. These are meaningful metrics that stand out from what we have seen over the past few quarters. However, we are not yet prepared to project that our markets will return to normalized spending patterns, and we plan to remain prudently cautious in our expectations.

That said, the green shoots we are seeing merit continued investment in research and development which is opening more market opportunity than we address today. In the fourth quarter, we plan to modestly ramp up some of our more discretionary programs, ensuring we are properly positioned to capitalize on the opportunities building in our pipelines. We have executed well against our stated financial objectives for the first nine months of 2009, and we plan to continue to do so.

I’d now like to turn the call back to George.

George Klaus - Epicor Software - Chairman, President & CEO

Thanks, Mike. I have a few closing remarks prior to opening the call for questions. I have now been back as CEO for a little over nine months. During this time, I have seen Epicor return to focusing and executing on the core fundamentals that make a great company. The underlying strengths of the business had not been abandoned, however, they had been overshadowed by a number of internal and external distractions. The non-economy-related distractions the company encountered in 2008 are behind us, and we are beginning to see external signs that our addressable markets are starting to strengthen.

We believe the company is operating from a stronger foundation than ever before. We are benefiting from a true operationally focused CFO, with Mike, who has clearly identified with his finance team all of the discretionary expense areas under our control. Now, more than ever, our management team is aware of the various areas in which they can control spending in any given quarter based on our expectations or market conditions to ensure we can optimize our revenue opportunities and our profitability.

Finance has empowered our senior executive team with new tools to drive synergies and efficiencies across the respective business lines, plus ensuring that investment dollars are available to take advantage of opportunities where and when they exist.

We have aligned our sales and consulting organization under one executive to leverage the benefits of the complete solution sale we provide with Epicor 9. In addition to superior technology and lower total cost of ownership, our single point of accountability is a significant differentiator for Epicor. The vast majority of our competitors rely heavily on a channel that cannot provide the benefits of being a partner across every aspect of the solution planning and implementation process. A true partnership with Epicor is very important to our customers. And sales and consulting are working with better integration and coordination for mapping out the initial return on investment model and solution sale all the way through implementation.

My executive team is working together very closely and cohesively and is focused on common goals and objectives, all of which is benefiting our customers, the company and, of course, our shareholders. Our technology and our product solutions are being well accepted by prospective and existing customers.

Our solid execution in the third quarter is the latest example that we are taking a prudently cautious approach to our financial guidance, and we are building a solid track record of delivering on our commitments. Our software pipelines have strengthened

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Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

meaningfully. We are seeing good uptake for Epicor 9. Our retail markets are showing signs of improvement. And as reflected in our financial guidance, we expect to have a strong fourth quarter which we believe bodes well for 2010.

Ultimately, I am, and always have been, a growth-oriented CEO. And I am committed to Epicor being a growth company. I believe we are very well positioned to continue to drive strong revenues, profitability and cash flows while being fully prepared to capitalize on any tailwinds the economy may bring our way.

With that said, Operator, I’d like to open it up for questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instructions) And our first question will come from Richard Baldry of Canaccord Adams.

Richard Baldry - Canaccord Adams - Analyst

Thanks, and congratulations on the quarter. I was wondering if you could talk a little bit about the competitive landscape, because your tone is almost at a discord with what we are hearing from some other companies, and look specifically at someone like a Lawson that announced they only had seven new customers in the latest quarter versus you’re over 10 X that number for just new customers alone. And we’ve heard some discussions out of SAP about weakness as well in an ongoing environment. Could you maybe talk about what you’re seeing when you compete head to head? Maybe, are you in some geographies or some vertical markets, like services, where you’re really just not running into those names? Try to put a little more flesh on the competitive environment. Thanks a lot.

George Klaus - Epicor Software - Chairman, President & CEO

Rich, I think we are definitely blessed that we have a leading edge, top, new technology product available to the market that we’ve been working on for at least the last five years. Our competitors that you mentioned, such as Lawson, which really isn’t much of a competitor of ours, really are not blessed with that kind of technology. I, like you, listened to the SAP results yesterday and heard their difficult times in terms of what they saw during their third quarter. They did mention that they think that the SaaS business will be the growing business going forward. And I think we agree with them, only we think that’s more long term than short term. We are and have SaaS-oriented products both on our retail side and our ERP side. So we are well prepared to — and we have entered that market and are well prepared to take advantage of it as it grows. But we don’t see that being a significant part of our top and bottom line for a few quarters to come.

With regard to Lawson and their minimum new accounts, our Epicor 9 product, the market that we focus on and the verticals that we focus in have allowed us actually 300 new accounts through the first nine months of the year. It’s a little less than we’ve had in previous years. And I’m sure that’s due to the economy. And as I mentioned in my closing remarks, I continue to push our company to be growth oriented, and we continue to focus with our new accounts sales team on bringing in new business, because as you well know, that’s what generates the consulting and maintenance revenues that build a strong base for us to go forward with.

So we have great technology. We are in good verticals, different verticals than maybe Lawson is. While all economic verticals are suffering a little bit, the part of the market we’re in, being the middle market, is not suffering quite as much as the high end. So we have great technology. We’re prepared for the future with SaaS offerings. And we are selling some of those SaaS offerings now. But we will continue to focus on new account sales. And I think we’ll continue to do a better job than our competitors are doing in that area.

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Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Mike Pietrini - Epicor Software - EVP & CFO

And I would just make one other comment to that. This is Mike. As we’ve said over the last couple of quarters now, Epicor 9 has also opened up some additional opportunities for us, again, more in the distribution space, international markets, financials-only opportunities, that kind of thing. So again, Epicor 9 is helping us lead the charge in winning new-named opportunities.

Richard Baldry - Canaccord Adams - Analyst

(Unintelligible) what was the headcount exiting the quarter? And then, maybe, where do you see that heading as we go into 2010? Thanks.

George Klaus - Epicor Software - Chairman, President & CEO

Okay. I think we were about 2,700. We’re about 2,700, down about 50 people from Q2, I believe. I think we see, going forward, not much reduction, maybe even a little growth on our sales side. And because we — as we mentioned, we do see our pipelines strengthening, certainly a strong pipeline for Q4. And we look ahead six to nine months on our pipeline, so 2010 looked pretty good. And we will be prepared to take advantage of that going forward. So we won’t see any significant population changes in the next quarter.

Richard Baldry - Canaccord Adams - Analyst

Thanks. Congratulations.

George Klaus - Epicor Software - Chairman, President & CEO

Thanks.

Operator

And we’ll have next, from Cowen & Company, Peter Goldmacher.

Peter Goldmacher - Cowen & Company - Analyst

Hey, guys, I’m going to ask you two questions, one is, when you’re getting deals done, what’s the — is there a consistent theme among the primary motivation for people to get deals done? Is it that their existing solutions just aren’t workable any more, or is it something more than that that’s motivating people? And also, in your experience, when you head into a new product, how long does that product cycle generally last? Thanks.

George Klaus - Epicor Software - Chairman, President & CEO

All right, Peter, let me answer the last question. Seven to eight years, maybe seven to ten years, even, a product cycle can run for. We are still selling a product that we developed 20 years ago from time to time, so depending on who you’re selling to. In terms of answering your first question, why are they buying at this point in time is basically what you’re saying. I think, first of all, people are starting to loosen their purse strings a little bit. I don’t know what kind of car you drive, Peter, because you’ve never taken me around in it, but -

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FINAL TRANSCRIPT

Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Peter Goldmacher - Cowen & Company - Analyst

I take the bus, George.

George Klaus - Epicor Software - Chairman, President & CEO

But a lot of people are kind of tired of driving their old car, and we clearly do. And all you have to do is look at Gartner Group’s latest Magic Quadrant. We clearly are the technology leaders. And our salespeople are doing a good job of presenting that into the customers and prospects that are out there that are looking to make changes. So they want to upgrade their technology. They want to become more efficient. And we do sell on total cost of ownership, which is less than our competition.

Peter Goldmacher - Cowen & Company - Analyst

Let me get back to the product cycle question. Clearly, you can sell a product for seven to ten years. But there is sort of this sweet spot of the cycle where it’s new, and you get sort of your — the sweetest part of the curve in the adoption cycle. That’s the duration that I’m trying to get a handle on. What do you think that is?

George Klaus - Epicor Software - Chairman, President & CEO

I think I’ll let John chime in since he’s our Chief Marketing Officer here. John?

John Hiraoka - Epicor Software - SVP & Chief Marketing Officer

Peter, what I would say to that is I think what’s changed, you have a lot of companies that look at waiting through the first release and going with the second release. So we would never see probably the biggest wave happen until we get to release 2. So at a minimum, you’re probably in the second year. In the middle market, you have a lot of companies that wait to purchase until that second go-around in some cases. We’ve seen great adoption, given the economy, of Epicor 9 given the new markets that we’ve been able to enter.

I think one other change is, when we look at product releases today, our release cycles are very much focused around being able to provide additional functionality and new technology to take advantage of what’s coming in the market and be able to release that without looking at a giant new replacement release cycle. So the more that we can evolve the product as opposed to making it revolutionary, the more we do that. 9 is clearly a revolutionary product which basically we brought to market in steps over the last five years or so. And we look to continue to extend it by again doing release cycles regularly on an annual basis.

George Klaus - Epicor Software - Chairman, President & CEO

So let me add one thing, Peter, that we didn’t talk about, and John just mentioned the release cycle 1 versus release cycle 2. We have a significant release cycle coming out in the first quarter of 2010 which is going to add a significant amount of functionality to the Epicor 9 product. And so we see the sales cycle being a six- to nine-month sales cycle for selling these products. But we’re very excited about the 9.05 release, is what we call it, that’s coming out in the first quarter of 2010. And we think that will also expand our market even more than where we have today.

Peter Goldmacher - Cowen & Company - Analyst

Okay. Thanks, guys.

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FINAL TRANSCRIPT

Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Operator

And our next question will come from Ross MacMillan of Jefferies & Company.

Horacio Zambrano - Jefferies & Company - Analyst

Hi. This is Horacio for Ross. I had a question about operating expenses. They were down sequentially here on good expense control, so congrats on that. What do you guys expect going forward in Q4? Should we expect that there’s still more room for OpEx to come in sequentially, or probably going to have to come up here?

Mike Pietrini - Epicor Software - EVP & CFO

We would say that they’re flat, as you heard us contend all along, right? We will always manage our expenses to our foreseeable book of business. But as it relates to Q4, we expect those expenses to be flattish as a percentage of revenue. But as you heard us say, we will make some investments in Q4, some modest investments in Q4 for growth in Q4, and more importantly, growth in 2010.

George Klaus - Epicor Software - Chairman, President & CEO

To take advantage of our pipeline —

Mike Pietrini - Epicor Software - EVP & CFO

Exactly.

George Klaus - Epicor Software - Chairman, President & CEO

— and add additional functionality.

Mike Pietrini - Epicor Software - EVP & CFO

Right.

Horacio Zambrano - Jefferies & Company - Analyst

Okay. And can you guys talk to the seasonality on the license side, Q3 to Q4, and maybe in the hardware business, because it was up Q3 to Q2. Do you expect it to sort of flatten out, level off here, or what are you seeing in the retail — the vertical there that might drive that further up?

George Klaus - Epicor Software - Chairman, President & CEO

So the hardware business in Q4 is probably going to be flattish over Q3. That’s our current look at it. Hardware is always difficult to forecast because all of a sudden, a large retailer can decide to roll out a bunch of new stores or replace a bunch of equipment. And as you know, we have been surprised in previous quarters by the difficulty of forecasting hardware. Now, it does affect our top line, but it doesn’t affect our bottom line quite that much. So it doesn’t really drive license sales at all. If I understood the

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FINAL TRANSCRIPT

Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

first part of the question, our license sales activity in Q4 is of course always our strongest quarter. And it looks good on both our retail and ERP side this year.

Horacio Zambrano - Jefferies & Company - Analyst

So is that — when you talk about the pipeline improving, maybe you could just give a little bit of color. Is the close rates — are they getting better, and the sales cycles shortening again? Or are you just seeing a lot of version 9 just driving new people into the funnel?

Mike Pietrini - Epicor Software - EVP & CFO

Well, as it compares to Q3, or just Q4 as overall?

Horacio Zambrano - Jefferies & Company - Analyst

Yes. I just think — I’m trying to get a sense for what’s different qualitatively as the environment is improved. Are you seeing higher close rates?

Mike Pietrini - Epicor Software - EVP & CFO

Well, I’d say that there is some close rate to this. But more importantly, Q4 is always our strongest quarter as it relates to Q3. Q3 is always a challenge for us on the license side of the fence because of the international vacations and the seasonality associated with that. There is some budget flush that happens in Q4, more importantly on the customer side of the fence. So as we get towards the end of the quarter, those that have additional budget will come forward. So there’s really more of that. And then ultimately, there are more opportunities in the Q4 pipeline.

Horacio Zambrano - Jefferies & Company - Analyst

Right. So do you guys get a sense that there might be a flush this year?

George Klaus - Epicor Software - Chairman, President & CEO

We think there will be a little bit.

Horacio Zambrano - Jefferies & Company - Analyst

Okay. Thank you.

Operator

(Operator Instructions) Our next question will come from Mark Schappel of Benchmark.

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FINAL TRANSCRIPT

Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Mark Schappel - Benchmark Capital - Analyst

Hi, good evening, and nice job. George, I realize I may be a little bit premature to start talking about increasing the size of the sales force. But could you just give us a few of the metrics that you’re looking at, or what you’d like to see in the marketplace before you start hiring new sales reps?

George Klaus - Epicor Software - Chairman, President & CEO

Mark, let me say, first of all, we didn’t decrease the size of our sales force significantly with the downsizing that we had in the company. And one of the reasons is because we strongly believe in the prospects that Epicor 9 is going to be able to deliver for us. So what we did was we pruned our sales force, if you will, to make sure that we kept only the star players.

We will add to some geographies. As we’ve mentioned, we have been very successful opening up new geographies internationally with Epicor 9. We will look at adding to some of the vertical focuses that Epicor 9 has led us in, such as distribution and financials only. And so we will look at that, and we will add salespeople conservatively, let me say. We will add. We’re not going to go crazy. We think we have a great sales force now. And we didn’t tear it apart, as some of our competitors did, when we downsized. So we kept our good people.

Mark Schappel - Benchmark Capital - Analyst

Okay, nice. And it appears that you’re seeing some signs of life in your retail business. With that said, though, are you still seeing some of your retail customers close doors like you saw in the last two quarters?

George Klaus - Epicor Software - Chairman, President & CEO

Not really much. And our retail business beat its forecast in Q3 and is forecasting to beat its number in Q4. So the pipeline looks good there. And maybe it’s partly because of the space we’re in, but — and we’re just now starting to get to be a little successful at moving out of the US with our retail solutions and becoming a little more international. And we’ve had some nice wins in the Asia Pac area. And looks like we’re going to continue to do so. So our retail business is doing well right now and delivering a lot of profit to the bottom line in addition to meeting the license revenue goals.

Mark Schappel - Benchmark Capital - Analyst

Okay. Thank you.

Operator

And it does appear there are no further questions at this time. Mr. Klaus, I’ll turn the conference back over to you for any additional or closing comments.

George Klaus - Epicor Software - Chairman, President & CEO

All right. Thank you, Shannon. Well, as always, I’d like to take the opportunity to thank our 2,700 employees who worked so hard last quarter and did a great job to help produce these results that we’re so happy to share with you all today. So their hard work and their loyalty and their dedication is something that our company could not succeed without. And as always, I want to thank our customers for their confidence in Epicor. And we look forward to having a great fourth quarter and talking to you all next year.

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FINAL TRANSCRIPT

Oct. 29. 2009 / 5:00PM ET, EPIC - Q3 2009 Epicor Software Earnings Conference Call

Operator

That concludes today’s teleconference. Thank you all for your participation.

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